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                                                                    EXHIBIT 11.1

                           VISIGENIC SOFTWARE, INC.
                 STATEMENT OF COMPUTATION OF PRO FORMA COMMON
                            SHARES AND EQUIVALENTS

                   (in thousands, except per share amounts)
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                                                                 Three Months Ended   Six Months Ended
                                                                   September 30,        September 30,
                                                                 ------------------   ----------------
                                                                   1996      1995       1996      1995
                                                                  -------    ------   --------  -------
Primary

Net loss                                                          $(2,303)   $ (991)  $(15,962) $(1,968)
                                                                  =======    ======   ========  =======
Weighted average common shares outstanding                          6,138     2,780      4,457    2,781
Weighted average common equivalent share:
    Weighted average preferred stock outstanding                    1,017     3,050      2,033    3,050
Adjustments to reflect requirements of the Securities and
 Exchange Commission's Staff Accounting Bulletin No. 83:
    Common stock issuances                                          3,376     3,376      3,376    3,376
    Preferred stock issuances                                       1,069     1,069      1,069    1,069
    Common stock option grants                                        965       965        965      965

Pro forma total weighted average common shares and equivalents     12,565    11,240     11,900   11,241
                                                                  =======    ======   ========  =======
Pro forma net loss per share                                      $ (0.18)   $(0.09)  $  (1.34) $( 0.18)

Fully Diluted

Net loss                                                          $(2,303)   $ (991)  $(15,962) $(1,968)
                                                                  =======    ======   ========  =======
Weighted average common shares outstanding                          6,138     2,780      4,457    2,781
Weighted average common equivalent shares
    Weighted average preferred stock outstanding                    1,017     3,050      2,033    3,050
Adjustments to reflect requirements of the Securities and
    Exchange Commission's Staff Accounting Bulletin No. 83:
        Common stock issuances                                      3,376     3,376      3,376    3,376
        Preferred stock issuances                                   1,069     1,069      1,069    1,069
        Common stock option grants                                    965       965        965      965

Pro forma total weighted average common shares and equivalents     12,565    11,240     11,900   11,241
                                                                  =======    ======   ========  =======
Pro forma net loss per share                                      $ (0.18)   $(0.09)  $  (1.34) $ (0.18)
                                                                  =======    ======   ========  =======
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